As filed with the Securities and Exchange Commission on February 9, 2015

Post-Effective Amendment No. 1 to Registration Statement on Form F-3 (Registration No. 333-189764)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CIMATRON LIMITED
(Exact name of registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

11 Gush Etzion St., Israel
Givat Shmuel 54030, Israel
+972-73-237-0114
(Address and telephone number of registrant's principal executive offices)

Cimatron Technologies Inc.
41700 Gardenbrook Road, Suite 100, Novi, Michigan 48375
(+1) 248 596 9700
(Name, address, and telephone number of agent for service)

Copies to:

Asaf Harel, Adv. Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd., Ramat Gan 52506, Israel
Tel: +972-3-6103655
Fax: +972-3-6103767

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form F-3 (Registration No. 333-189764) (the “Registration Statement”) of Cimatron Limited., an Israeli company (the “Company”), that registered the sale by the Company from time to time, in one or more offerings, of ordinary shares, nominal value NIS 0.10 per share, of the Company (“Ordinary Shares”) having an aggregate offering price of up to $20,000,000, which was filed with the Securities and Exchange Commission on July 2, 2013.

On February 9, 2015, pursuant to the Agreement and Plan of Merger, dated as of November 23, 2014 (the “Merger Agreement”) by and among the Company, 3D Systems, Inc., a California corporation (“Parent”), Copernicus Acquisition Ltd., an Israeli company and a wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for purposes of guaranteeing the payment obligations of Parent thereunder, 3D Systems Corporation, a Delaware corporation, Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned, indirect subsidiary of Parent (the “Merger”). All outstanding Ordinary Shares have been cancelled as a result of the consummation of the Merger, in exchange for the payment to the holders thereof of US$8.97 in cash per Ordinary Share.

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement.  In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for sale by the Company that remain unsold at the termination of the offering, the Company hereby terminates the effectiveness of Registration Statement and, by means of this post-effective amendment, removes from registration any and all such securities of the Company that had been registered for sale but that remain unsold under the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Givat Shmuel, State of Israel, on this 9th day of February, 2015.

CIMATRON LIMITED By: /s/ Ilan Erez —————————————— Name: Ilan Erez Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	President, Chief Executive Officer and Director (principal executive officer)	February 9, 2015
Dan Haran

/s/ Ilan Erez	Chief Financial Officer (principal financial officer and principal accounting officer)	February 9, 2015
Ilan Erez

*	Director	February 9, 2015
Yossi Ben Shalom

*	Director	February 9, 2015
William F. Gibbs

*	Director	February 9, 2015
David Golan

*	Director	February 9, 2015
Eti Livni

*	Director	February 9, 2015
Rami Entin

    * By: /s/ Ilan Erez
              Ilan Erez, Attorney-in-Fact

Authorized Representative in the United States:
CIMATRON TECHNOLOGIES INC.
By:	/s/ William F. Gibbs
Name:	William F. Gibbs
Title:	President
Date:	February 9, 2015

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